Exhibit (r)(1)

AMG PANTHEON PRIVATE EQUITY FUND, LLC AND

AMG PANTHEON PRIVATE EQUITY MASTER FUND, LLC

Rule 17j-1

Fund Code of Ethics Policy and Procedures

AMG Pantheon Private Equity Master Fund, LLC and AMG Pantheon Private Equity Fund, LLC (each, a “Fund”) each adopt this Code of Ethics (the “Code”), pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended (the “1940 Act”), with respect to certain types of personal securities transactions and to establish reporting requirements and enforcement procedures with respect to such transactions.

In addition to the requirements set forth in this Code, Pantheon Ventures (US) LP (“Pantheon”) and AMG Distributors, Inc. (“AMGD”), the adviser and distributor of the Funds, respectively, maintain a code of ethics pursuant to Rule 17j-1, with respect to personal securities transactions for Pantheon and AMGD employees, respectively, and to establish reporting requirements and pre-clearance procedures with respect to such transactions, and the Principal Executive Officer and Principal Financial Officer of the Funds are also subject to the Sarbanes-Oxley Code of Ethics for Principal Executive and Principal Financial Officers.

I.	DEFINITIONS

1. “Access Person” shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

2. “Adviser” shall mean Pantheon.

3. “Adviser’s Code of Ethics” shall mean the code of ethics of the Adviser.

4. “AMGD’s Code of Ethics” shall mean the code of ethics of AMGD.

5. “Beneficial ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

6. “Control” shall have the same meaning as that set forth in Section 2(a)(9) of the 1940 Act. Generally it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

7. “Initial Public Offering” shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

8. “Independent Director” shall be any director of the Funds who is not an Interested Person of the Funds.

9. “Interested Person” shall have the same meaning as that set forth in Section 2(a)(19) of the 1940 Act.

10. “Investment Personnel” shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

11. “Limited Offering” shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

12. “Purchase” or “Sale” of a Security includes, without limitation, the writing of an option to purchase or sell a Security.

13. “Reportable Fund” shall be any fund for which Pantheon acts as investment adviser or for which an investment adviser that controls, is controlled by, or is under common control with Pantheon serves as the investment adviser or subadviser.

14. “Security” shall have the same meaning as that set forth in Section 2(a)(36) of the 1940 Act (generally, all securities) except that it shall not include (i) direct obligations of the government of the United States, (ii) bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements, (iii) shares of money market funds and (iv) shares issued by registered open-end investment companies, other than Reportable Funds.

15. “Security Held or to be Acquired” shall have the same meaning as that set forth in Rule 17j-1 under the 1940 Act.

16. “Special Access Person” shall mean (i) a director or officer of a Fund, (ii) an employee (if any) of a Fund who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of a Security by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases and sales, and (iii) any natural person in a control relationship to a Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a Security by the Fund, in each case, who is neither an Independent Director nor an officer, director or employee of the Adviser or AMGD.

II.	STATEMENT OF GENERAL PRINCIPLES

1. Fiduciary Obligations. Every person subject to this Code should keep the following general fiduciary principles in mind in discharging his or her obligations under the Code. Each such person shall:

(a)	at all times, place the interests of the Funds before his personal interests;

(b)	conduct all personal Securities transactions in a manner consistent with this Code, so as to avoid any actual or potential conflicts of interest, or an abuse of position of trust and responsibility;

(c)	not take any inappropriate advantage of his or her position with or on behalf of any Fund; and

(d)	Comply at all times with all applicable policies, procedures and laws with respect to the use of material, non-public information and insider trading.

2. Prohibited Practices. No person subject to this Code may, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by a Fund:

(a)	employ any device, scheme or artifice to defraud a Fund;

(b)	make any untrue statement of a material fact to a Fund or omit to state a material fact necessary in order to make the statements made to a Fund, in light of the circumstances under which they are made, not misleading;

(c)	engage in any act, practice or course of business that operates or would operate as a fraud or deceit on a Fund; or

(d)	engage in any manipulative practice with respect to a Fund.

III.	CODE PROVISIONS APPLICABLE TO ACCESS PERSONS OF THE TRUSTS WHO ARE SUBJECT TO THE ADVISER’S OR AMGD’S CODE OF ETHICS

Any Access Person of a Fund who is subject to a code of ethics pursuant to Rule 17j-1 under the 1940 Act adopted by the Adviser or AMGD shall not be subject to this Code except that any such Access Person’s violation of the code of ethics pursuant to Rule 17j-1 to which they are subject shall also constitute a violation of this Code.

IV.	CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT DIRECTORS

1. Reports.

(a)	Each Independent Director of a Fund shall file with the Secretary of the Fund a written report containing the information described in Section IV.1(b) of this Code with respect to each transaction in any Security in which such Independent Director has, or by reason of such transaction acquires, any direct or indirect beneficial ownership, if such Independent Director knew, or in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that during the 15-day period immediately before or after the Independent Director’s transaction:

(i)	the Fund purchased or sold such Security, or

(ii)	the Fund or its Adviser considered purchasing or selling such Security for the Fund;

provided, however, that such Independent Director shall not be required to make a report with respect to any transaction effected for any account over which he does not have any direct or indirect influence or control, such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts, or other non-discretionary accounts that the Independent Director cannot control or influence.

Each such report may contain a statement that the report shall not be construed as an admission by the Independent Director that he has any direct or indirect beneficial ownership in the Security to which the report relates.

(b)	Such report shall be made not later than 30 days after the end of each calendar quarter and shall contain the following information:

(i)	the date of each transaction, the title of and the number of shares and the principal amount of each Security involved, and the interest rate and maturity date, as applicable;

(ii)	the nature of each transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(iii)	the price at which each transaction was effected;

(iv)	the name of the broker, dealer or bank with or through whom each transaction was effected; and

(v)	the date such report is submitted by the Independent Director.

2. Review. The Secretary of each Fund shall review or supervise the review of the personal Securities transactions reported to the Secretary pursuant to Section IV.1. If the Secretary of a Fund determines that a violation of this Code may have occurred, the Secretary shall submit the pertinent information regarding the transaction to counsel for the Fund. Such counsel shall evaluate whether a material violation of this Code has occurred. Before making any determination that a violation has occurred, such counsel shall give the person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Independent Director whose transaction is in question.

3. Sanctions. If Fund counsel determines that a material violation of this Code has occurred, such counsel shall so advise the Secretary of the applicable Fund. The Secretary of the Fund shall provide a written report of counsel’s determination to the applicable Board of Directors (other than the Director whose actions are at issue) for such further action and sanctions as said Board of Directors deems appropriate.

V.	CODE PROVISIONS APPLICABLE ONLY TO SPECIAL ACCESS PERSONS

1. Reports.

(a)	Initial Report.

Each Special Access Person of a Fund shall file with the Funds’ Chief Compliance Officer (the “Fund CCO”) or any person or persons designated by the Fund CCO, not later than 10 days after the person becomes a Special Access Person, a written report containing the following information, current as of a date no more than 45 days before the date the person became a Special Access Person:

(i)	the title of and the number of shares and the principal amount of each Security in which the Special Access Person had any direct or indirect beneficial ownership when the person became a Special Access Person;

(ii)	the name of the broker, dealer or bank with whom the Special Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Special Access Person as of the date that person became a Special Access Person; and

(iii)	the date such report is submitted by the Special Access Person.

(b)	Annual Report.

Annually, each Special Access Person of a Fund shall file with the Fund CCO a written report containing the following information, current as of a date no more than 45 days before the report is submitted:

(i)	the title of and the number of shares and the principal amount of each Security in which the Special Access Person had any direct or indirect beneficial ownership;

(ii)	the name of the broker, dealer or bank with whom the Special Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Special Access Person; and

(iii)	the date such report is submitted by the Special Access Person.

(c)	Quarterly Reports.

Each Special Access Person of a Fund shall file with the Fund CCO, no later than 30 days after the end of each calendar quarter, a written report containing the following information:

(i)	With respect to any transaction during the quarter in a Security in which the Special Access Person had any direct or indirect beneficial ownership:

(A)	the date of each transaction, the title of and the number of shares and the principal amount of each Security involved, and the interest rate and maturity date, as applicable;

(B)	the nature of each transaction (i.e., purchase, sale or any other type of acquisition or disposition);

(C)	the price at which each transaction was effected;

(D)	the name of the broker, dealer or bank with or through whom each transaction was effected; and

(E)	the date such report is submitted by the Special Access Person.

(ii)	With respect to any account established by the Special Access Person in which a Security was held during the quarter for the direct or indirect benefit of the Special Access Person:

(A)	the name of the broker, dealer or bank with whom the Special Access Person established the account;

(B)	the date the account was established; and

(C)	the date such report is submitted by the Special Access Person.

In lieu of such a report the Special Access Person may provide broker trade confirmations or monthly account statements, if such trade confirmations or account statements were received by the Fund within the time period, and contain the information required by Section V.1(c) of this Code.

(d)	Exceptions and Disclaimers.

A Special Access Person need not make a report under Section V.1 with respect to transactions effected for, and Securities held in, any account over which the person has no direct or indirect influence or control such as automatic dividend reinvestment accounts, automatic employer-sponsored savings and stock programs, blind trust accounts or other non-discretionary accounts that the Special Access Person cannot control or influence.

Any report under Section V.1 may contain a statement that the report shall not be construed as an admission by the Special Access Person that he has any direct or indirect beneficial ownership in the Security to which the report relates.

2. Review. The Fund CCO shall review or supervise the review of the personal Securities transactions reported to the Fund CCO pursuant to Section V.1. If the Fund CCO determines that a Special Access Person of a Fund may have violated this Code, the Fund CCO shall submit the pertinent information regarding the transaction to counsel for the Fund. Such counsel shall evaluate whether a material violation of this Code has occurred. Before making any determination that a violation has occurred, such counsel shall give the Special Access Person involved an opportunity to supply additional information regarding the transaction in question and shall consult with counsel for the Special Access Person whose transaction is in question.

3. Sanctions. If Fund counsel determines that a material violation of this Code has occurred, such counsel shall so advise the Fund CCO. The Fund CCO shall provide a written report of counsel’s determination to the applicable Board of Directors (other than any Director whose actions are at issue) for such further action and sanctions as said Board of Directors deems appropriate.

VI.	NOTICE TO ACCESS PERSONS

The Fund CCO shall notify each Access Person who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

VI.	REVIEW BY THE BOARD OF DIRECTORS

1. Approval of Codes of Ethics and material amendments or revisions thereto. The Board of Directors, including a majority of the Independent Directors, of the Funds must approve a material change to this Code, and the Board(s) of Directors, including a majority of the Independent Directors, of the applicable Fund(s) must approve a material change to the Adviser’s Code of Ethics or AMGD’s Code of Ethics, in each case, no later than six (6) months after adoption of such material change. In addition, no investment adviser or distributor may be appointed unless and until the code of ethics of that entity has been approved by the Board(s) of Directors, including a majority of the Independent Directors, of the applicable Funds(s). Before approving a code of ethics or any material amendment to such code of ethics pursuant to this Section VIII.1., the Board(s) of Directors of the applicable Funds(s) must receive a certification from the entity that adopted the code of ethics or amendment that it has adopted procedures reasonably necessary to prevent its personnel who are Access Persons from violating its code of ethics.

2. Annual Written Reports. No less frequently than annually, the Fund CCO shall provide a written report to the Board of Directors of the Funds with respect to this Code, and shall request from the Adviser and AMGD a written report regarding their respective Codes addressed to the applicable Board(s) of Directors of the Fund(s). Each report shall:

(a)	describe any issues arising under the applicable Code since the last report to the Board(s) of Directors, including, but not limited to, information about material violations of the applicable Code and sanctions imposed in response to such material violation; and

(b)	certify that the reporting entity or entities have adopted procedures reasonably necessary to prevent their personnel who are Access Persons from violating their Code.

VIII.	MISCELLANEOUS PROVISIONS

1. Records. The Funds shall maintain this Code and all related records and reports in the manner and to the extent required by Rule 17j-1 under the 1940 Act. The Funds have adopted a Books and Records Retention Policy and Procedures that sets forth the manner in which such records will be kept.

2. Interpretation of Provisions. This Code shall be maintained and interpreted in accordance with Rule 17j-1 under the 1940 Act.